Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

26-11

Contact:	Kip Rupp, CFA, IRC
Sean Eastman
Quanta Services, Inc.
(713) 629-7600

JOSEPH KIM JOINS QUANTA SERVICES BOARD OF DIRECTORS

Adds Extensive Executive-Level Leadership and Operational Experience

HOUSTON – May 22, 2026 – Quanta Services, Inc. (NYSE: PWR) announced today the appointment of Joseph Kim to the company’s Board of Directors. He brings extensive executive-level leadership and operational experience, including supply chain and logistics expertise, to Quanta’s board.

Doyle N. Beneby, Quanta Services’ independent Chairman of the Board, commented, “We are pleased to welcome Joe to the Quanta Services Board of Directors. He is an accomplished public company executive and director with extensive operational experience, including in supply chain and logistics, and brings to the board deep expertise in the energy industry and a strong track record in strategic planning, capital allocation and risk management. We look forward to working with Joe and welcome the perspective he will provide to Quanta.”

Mr. Kim currently serves as President, Chief Executive Officer and director of Sunoco GP LLC, the general partner of Sunoco LP (NYSE: SUN), a publicly traded energy infrastructure and fuel distribution master limited partnership, and previously served in other executive roles, including Chief Operating Officer, Executive Vice President and Chief Development Officer. Prior to joining Sunoco, Mr. Kim served as Chief Operating Officer of Pizza Hut, Inc., a division of Yum! Brands, Inc. (NYSE: YUM), a publicly traded company that franchises or operates an international system of restaurant chains, and in various roles of increasing responsibility at Valero Energy Corporation (NYSE: VLO), a publicly traded fuels producer engaged in the manufacturing and marketing of transportation fuels and other related products.

About Quanta Services

Quanta Services is an industry leader in providing specialized infrastructure solutions to the utility, power generation, load center, communications, pipeline, and energy industries. Quanta’s comprehensive services include designing, installing, repairing and maintaining energy, load center and communications infrastructure. With operations throughout the United States, Canada, Australia and select other international markets, Quanta has the manpower, resources and expertise to safely complete projects that are local, regional, national or international in scope. For more information, visit www.quantaservices.com.

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